Exhibit 99.(g).2

JOHN HANCOCK MUNICIPAL SECURITIES TRUST

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, Massachusetts 02210

Attention: Mark Branigan, Vice President

Re: John Hancock Short Duration Municipal Opportunities Fund

Ladies and Gentlemen:

Please be advised that John Hancock Municipal Securities Trust (the “Trust”) has established a new series to be known as:

John Hancock Short Duration Municipal Opportunities Fund

In accordance with Section 22.6, the additional portfolios provision of the Master Custodian Agreement dated as of September 10, 2008 by and among each management investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Custodian Agreement”), the Fund hereby requests that your bank act as Custodian for the aforementioned new series under the terms and conditions of the Custodian Agreement.

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Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one for your records.

Sincerely,

JOHN HANCOCK MUNICIPAL SECURITIES on behalf of:
John Hancock Short Duration Municipal Opportunities Fund

By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark Branigan
Name:	Mark Branigan
Title:	Vice President

Effective Date:	March 24, 2022
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